Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800-618-BANK

www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

February 29, 2016

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Announces Repurchase of Subordinated Debentures

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that the Company repurchased $5.0 million of its outstanding subordinated debentures on February 26, 2016, reducing its outstanding subordinated debt to $10 million.  The subordinated debentures were repurchased at a price of $0.5475 per dollar, resulting in a pre-tax gain of approximately $2.25 million on the transaction.

The subordinated debentures were previously issued by Unity (NJ) Statutory Trust III, a statutory business trust and wholly-owned subsidiary of Unity Bancorp, Inc., on December 19, 2006 and were due on December 19, 2036.  The floating interest rate was 3 month Libor plus 165 basis points and repriced quarterly.

These securities qualified as Tier I capital under the terms of the Dodd-Frank Wall Street Reform and Consumer Protection Act and thus repurchasing them reduced Tier I capital.  Below are our reported December 31, 2015 capital ratios and pro forma ratios.  All ratios are in excess of those required to be “well-capitalized.”

		Pro Forma
	December 31, 2015	December 31, 2015
Leverage ratio	8.82%	8.60%
Common equity Tier 1 capital (CET1)	9.37	9.71
Tier I risk-based capital ratio	11.18	10.92
Total risk-based capital ratio	12.43	12.17

“Although the securities were an inexpensive form of capital, the discount was too large to pass up,” said James A Hughes, President and CEO.  “The transaction will be accretive to Book value per share of approximately $0.18.  I am confident that our earnings will generate ample capital to continue our growth in 2016 and beyond.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $1.1 billion in assets and $894 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren

Counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity, visit our website at www.unitybank.com , or call 800- 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, and results of regulatory exams, among other factors.